Exhibit 99.1

EPL Announces Completion of Oil Weighted Acquisition in Main Pass Area

and Updates 2011 Guidance

•	Bolt on asset acquisition increasing ownership in core MP 296/311 complex

•	Purchase of ~1.3 million boe with production of ~410 boe/d (both 96% oil) after exercise of pref rights by a subsidiary of Apache Corporation

•	Long-lived reserves and identified upside potential with drilling program underway

New Orleans, Louisiana, November 18, 2011…Energy Partners, Ltd. (NYSE:EPL) (EPL or The Company) today announced the closing of the transaction to acquire oil and natural gas assets in the shallow-water central Gulf of Mexico (GOM) from a subsidiary of Stone Energy Corporation (Stone) for $38.4 million. Additionally, the Company updated fourth quarter and full year 2011 guidance to reflect the acquisition post close.

The Main Pass (MP) Acquisition

EPL has closed on its previously announced acquisition of producing GOM shelf properties in the Main Pass (MP) area from Stone for $38.4 million in cash, subject to customary adjustments to reflect the November 1, 2011 economic effective date (the Acquired MP Interests). The transaction involves additional interests in the MP 296/311 complex that were included in the assets EPL purchased from Anglo-Suisse Offshore Partners, LLC (ASOP) in February 2011 and an interest in a MP 295 primary term lease.

Prior to the closing, Stone informed EPL that a subsidiary of Apache Corporation (Apache), the operator of the assets, elected to exercise its preferential rights to purchase approximately 50% of the interests to be sold in the transaction. As a result, EPL’s working interest in the MP complex post-acquisition has been increased from approximately 33% to 50% in non-unitized areas and from approximately 13% to 43% in the unitized area within the MP complex. As of November 1, 2011, EPL estimates that the Acquired MP Interests had proved reserves of approximately 1.3 million barrels of oil equivalent (Mmboe), of which 96% were oil and 100% were proved developed producing reserves. The purchased assets are currently producing approximately 410 net barrels of oil equivalent (boe) per day, about 99% of which is oil. The Company also estimates the asset retirement obligation assumed and to be recorded on its balance sheet is approximately $2 million.

EPL funded the acquisition with cash on hand, and currently estimates its cash position post acquisition at $50 million and total liquidity including its undrawn borrowing base under its senior secured credit facility at $250 million.

Gary Hanna, EPL’s President and CEO commented, “We remain focused on aggregating oil-weighted shallow water properties in our core area. The acquired interest adds a meaningful leg of stable, long-lived oil production to our existing asset base plus material upside. We now jointly own the MP complex with Apache and our working interests are closely aligned. Beyond the proved production, we believe this MP Complex holds untapped shallow and deep oil potential with the first program well having spud a week ago.”

Post-Acquisition Production and Updated Fourth Quarter and Full Year 2011 Guidance

The updated fourth quarter and full year 2011 guidance estimates provided below reflect the production and expenses associated with the newly acquired interests becoming additive after the acquisition close date of November 17, 2011. This creates approximately one half of a quarter impact to the previously announced fourth quarter 2011 guidance.

ESTIMATED EBITDAX RANGES

2011 EBITDAX Estimates Using the Midpoint of Production Guidance and Various Realized Prices (1)

Realized Prices($Bbl/$Mcf)	Full Year 2011 Production Rate (midpoint of guidance)
8065 Bopd/17.3 Mmcf/d
$100/$4.00	$210

$110/$4.00	$220

(1)	All EBITDAX figures are approximate using production and expense guidance and estimated realized hedging impacts

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

	4Q 2011			Full Year 2011
Net Production (per day)
Oil, including NGLs (Bbls)	9,200	—	9,500	8,030	—	8,100
Natural gas (Mcf)	10,000	—	15,000	16,600	—	18,000
% Oil, including NGLs (using midpoint of guidance)		82%			74%

WTI Swap Contracted Volume
Oil (barrels)		2,630			3,561
% of Oil swap contracted	29%	—	28%	44%	—	44%
% of Boe swap contracted	24%	—	22%	33%	—	32%
Average Swap Price Level		$90.80			$84.41

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$17.0	—	$18.0	$69.5	—	$70.5
General & Administrative (cash and non-cash)	$4.5	—	$5.5	$19.0	—	$20.0
Taxes, other than on earnings (% of revenue)	3%	—	5%	3%	—	5%
Exploration Expense	$1.0	—	$7.0	$3.3	—	$9.3
DD&A ($/Boe)	$24.00	—	$26.00	$24.00	—	$26.00
Interest Expense (including amortization of discount and deferred financing costs)	$4.6	—	$5.6	$17.0	—	$18.0

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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